Residential Accredit Loans, Inc.
                                     Depositor

                          Residential Funding Corporation
                                  Master Servicer

                  Mortgage Asset-Backed Pass-Through Certificates
                                  Series 1997-QS5


                     $ 6,622,492    8.00%    Class M-1 Certificates

                           Supplement dated March 8, 1999
                                         to
                         Supplement dated February 17, 1999
                                         to
                          Supplement dated January 7, 1999
                                         to
                     prospectus supplement dated June 23, 1997
                                         to
                          prospectus dated August 22, 1996
                                     ----------

     Bear, Stearns & Co. Inc. will offer to the public the Class M-1 Certificates, in negotiated transactions or otherwise, directly or through dealers, at varying prices to be determined at the time of sale. Bear, Stearns & Co. Inc.'s commission will be the difference between the price it pays to the depositor for the Class M-1 Certificates and the amount it receives from the sale of the Class M-1 Certificates to the public. The proceeds to the depositor from the sale of the Class M-1 Certificates to Bear, Stearns & Co. Inc. will be $6,759,908.28 before deducting expenses.

     The Class M-1 Certificates will be offered pursuant to an underwriting agreement among the depositor, the master servicer and Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. and any dealers that may participate with Bear, Stearns & Co. Inc. in the resale of the Class M-1 Certificates may receive compensation from the depositor in the form of discounts or commissions or, in the case of dealers, compensation from Bear, Stearns & Co. Inc. in the form of discounts, concessions or commissions. The underwriting agreement provides that the depositor will indemnify the Bear, Stearns & Co. Inc. against certain civil liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1 Certificates. There can be no assurance that an active secondary market will develop, or if it does develop, that it will continue.

      The mortgage pool consists of 1,199 mortgage loans with an outstanding aggregate principal balance of approximately $117,958,439 as of February 1, 1999, after deducting payments of principal due on or prior to that date.

      The principal balance of the Class M-1 Certificates after the February 25, 1999 payment date will represent approximately 5.61% of the mortgage pool.

      As  of  February  1,  1999,   thirty-six   mortgage  loans,   representing
approximately 3.47% of the mortgage loans, were 30 to 59 days delinquent; five mortgage loans, representing approximately 0.41% of the mortgage






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loans,  were  60 to 89  days  delinquent;  seven  mortgage  loans,  representing approximately 0.56% of the mortgage loans, were 90 or more days delinquent; and seven mortgage loans, representing approximately 0.84% of the mortgage loans, were in foreclosure. A mortgage loan is considered to be A30 to 59 days@, A60 to 89 days@ or A90 or more days@ delinquent when a payment due on any due date remains unpaid as of the close of business on the last business day immediately prior to the next following monthly due date, the second next following monthly due date or the third next following monthly due date, respectively. The determination as to whether a mortgage loan falls into a category is made as of the close of business on the last business day of each month. Delinquency information presented herein as of February 20, 1999 was determined and prepared as of the close of business on February 19, 1999.

      This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Class M-1 Certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until June 7, 1999.

                   -------------------------------------------

                            Bear, Stearns & Co. Inc.
                                  March 8, 1999

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